Exhibit 99.2
AMERICAN COMMERCIAL LINES INC. OPERATING RESULTS by BUSINESS SEGMENT
(Dollars in thousands except where noted)

	Quarter	Quarter	2005	% of Consolidated
	Ended	Ended	Better	Revenue
	September 30,	October 1,	(Worse)	Third Quarter	Third Quarter
	2005	2004	than 2004	2005	2004

REVENUE
Domestic Barging	$143,760	$123,441	$20,319	81.8%	77.8%
International Barging	7,463	9,745	(2,282)	4.2%	6.1%
Manufacturing	34,919	24,066	10,853	19.9%	15.2%
Other	2,603	2,127	476	1.5%	1.3%
Intersegment manufacturing elimination	(12,891)	(663)	(12,228)	-7.3%	-0.4%

Consolidated Revenue	$175,854	$158,716	$17,138	100.0%	100.0%

OPERATING EXPENSE
Domestic Barging	$133,905	$118,984	$(14,921)
International Barging	5,023	5,124	101
Manufacturing	32,138	22,700	(9,438)
Other	2,218	2,086	(132)
Intersegment manufacturing elimination	(11,436)	(663)	10,773

Consolidated Operating Expense	$161,848	$148,231	$(13,617)	92.0%	93.4%

OPERATING INCOME
Domestic Barging	$9,855	$4,457	$5,398
International Barging	2,440	4,621	(2,181)
Manufacturing	2,781	1,366	1,415
Other	385	41	344
Intersegment manufacturing elimination	(1,455)	—	(1,455)

Consolidated Operating Income	$14,006	$10,485	$3,521	8.0%	6.6%

Interest Expense	7,868	9,508	1,640
Other Expense (Income)	(57)	(1,581)	(1,524)
Reorganization Items	—	3,826	3,826

Income (Loss) before Income Taxes	$6,195	$(1,268)	$7,463

Income Taxes	2,689	263	(2,426)

Net Income (Loss)	$3,506	$(1,531)	$5,037

Domestic Barges Operated ( average of period beginning and end)	3,194	3,261	(67)

Revenue per Barge Operated (Actual)	$45,009	$37,854	$7,155

AMERICAN COMMERCIAL LINES INC.
SELECTED FINANCIAL AND NONFINANCIAL DATA
(Dollars in thousands except where noted)

	Reorganized	Predecessor	Reorganized	Predecessor
	Company	Company	Company	Company
	Quarter ended	Quarter ended	Nine Months Ended	Nine Months Ended
	September 30,	October 1,	September 30,	October 1,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)

CONSOLIDATED EBITDA	$26,101	$24,979	$68,005	$46,536

MANUFACTURING REVENUE AND EBITDA:

REVENUE	$34,919	$24,066	$85,820	$72,947
EBITDA	3,244	2,103	5,883	3,789

Intersegment revenue and EBITDA eliminated:
REVENUE	$22,028	$23,403	$68,102	$71,811
EBITDA	1,789	2,103	4,405	3,789

INTERNATIONAL BARGING REVENUE AND EBITDA:

REVENUE	$7,463	$9,745	$13,133	$19,165
EBITDA	2,678	4,651	1,002	3,815

AVERAGE DOMESTIC BARGES OPERATED
DRY	2,825	2,873	2,839	3,004
LIQUID	369	388	376	394
TOTAL	3,194	3,261	3,215	3,398

FUEL PRICE (Dollars per gallon)	$1.75	$1.12	$1.54	$1.03

CAPITAL EXPENDITURES	14,644	3,045	26,129	7,306

CASH AND CASH EQUIVALENTS (Unrestricted)	7,728	27,612	7,728	27,612
REVOLVER AVAILABILITY	96,600	25,000	96,600	25,000

LIQUIDITY	104,328	52,612	104,328	52,612